Exhibit 4.1

WAIVER AND AMENDMENT AGREEMENT

WAIVER AND AMENDMENT AGREEMENT (this "Agreement"), dated as of July 21, 2021 by and among Palisade Bio, Inc., previously known as "Seneca Biopharma, Inc.", a Delaware corporation, with headquarters at 5800 Armada Drive, Suite 210, Carlsbad, California 92008) ("PALI"), and the investor(s) listed on Schedule I attached hereto (collectively, the "Holder"). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth in the Primary Financing SPA, the Bridge SPA, the RRA or the Warrants (each as defined below), as applicable.

WHEREAS:

A.       In connection with the Securities Purchase Agreement (as amended, the "Primary Financing SPA") by and among Leading BioSciences, Inc., a Delaware corporation ("Private Company"), PALI and the Holder, dated as of December 16, 2020, (x) Private Company issued to the Holder shares of Private Company's Series 1 Preferred Stock and (y) PALI issued to the Holder warrants, in the form attached as Exhibit C to the Primary Financing SPA (as amended, the "Primary Financing Warrants"), which are exercisable to purchase shares (as exercised, collectively, the "Primary Financing Warrant Shares") of PALI's common stock, par value $0.01 per share (the "Common Stock") in accordance with the terms of the Primary Financing Warrants.

B.       In connection with the Securities Purchase Agreement (as amended, the "Bridge SPA") by and between Private Company and the Holder, dated as of December 16, 2020, Private Company issued to the Holder (i) on December 17, 2020 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "First Bridge Warrants"), which are exercisable to purchase shares of Private Company's common stock, in accordance with the terms of the First Bridge Warrants which were exchanged for warrants (the "First Exchange Warrants") to purchase shares (as exercised, collectively, the "First Exchange Warrant Shares") of Common Stock upon the consummation of the transactions contemplated pursuant to that certain Agreement and Plan of Merger, dated as of December 16, 2020, by and among PALI, Leading Private Company and Townsgate Acquisition Sub 1, Inc., a wholly owned subsidiary of PALI (as amended, the "Merger Agreement") and (ii) on February 1, 2021 (x) senior secured notes and (y) warrants, in the form attached as Exhibit B to the Bridge SPA (as amended, the "Second Bridge Warrants"), which are exercisable to purchase shares of Private Company's common stock, in accordance with the terms of the Second Bridge Warrants which were exchanged for Warrants (the "Second Exchange Warrants" and together with the First Exchange Warrants and the Primary Financing Warrants, the "Existing Warrants") to purchase shares (as exercised, collectively, the "Second Exchange Warrant Shares" and together with the First Exchange Warrant Shares and the Primary Financing Warrant Shares, the "Existing Warrant Shares") of Common Stock upon the consummation of the transactions contemplated pursuant to the Merger Agreement,

C.       The Existing Warrants contain certain reset provisions that may increase the number of Existing Warrant Shares issuable pursuant to the Existing Warrants and may decrease the Exercise Price (as defined in the exiting Warrants) of the Existing Warrants. Pursuant to this Agreement, PALI and the Holder wish (i) for the Holder to waive certain of these reset provisions, such that the Existing Warrants each become exercisable for a fixed number of Existing Warrant Shares at a fixed Exercise Price, in each case, subject to certain further adjustments as provided therein and (ii) for PALI to issue additional warrants, in the form attached hereto as Exhibit A (the "July Warrants" and, together with the Existing Warrants, the "Warrants"), to purchase shares (as exercised, collectively, the "July Warrant Shares") of Common Stock in accordance with the terms of the July Warrants, all pursuant to the terms and conditions set forth herein. The July Warrants and the July Warrant Shares collectively are referred to herein as the "July Securities."

D.       PALI and the Holder also are parties to that certain Registration Rights Agreement, dated as of December 16, 2020 (as amended, the "RRA") and have determined to amend certain provisions under the RRA as set forth herein.

E.       The waiver, amendments, transactions and other provisions of this Agreement shall be effective (the "Effective Date") upon (i) receipt by PALI of this Agreement duly executed and delivered by the Holder, which alone represents the Required Holders (as defined in the Existing Warrants and the RRA) and (ii) receipt by the Holder of this Agreement duly executed and delivered by PALI.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, PALI and the Holder hereby agree as follows:

1.                  Waivers with respect to Resets. As of the Effective Date, the Holder hereby elects to waive all future Reset Dates under the Existing Warrants. Accordingly, the number of Existing Warrant Shares issuable upon exercise of the Existing Warrants and the Exercise Price shall no longer be subject to adjustment pursuant to Section 2(d) of the Existing Warrants. For the avoidance of doubt, PALI and the Holder hereby acknowledge and agree that, as of the date hereof, (i) the Exercise Price (as defined in the Existing Warrants) is equal to $3.88 (which price shall be subject to adjustment pursuant to Section 2 (other than Section 2(d)) of the Existing Warrants and (ii) the number of shares of Common Stock issuable upon exercise of the Holder's Primary Financing Warrants, First Exchange Warrants and Second Exchange Warrants (without regard to any limitations on the exercise of any of the Existing Warrants) is set forth opposite the Holder's name in column (3), (4) and (5), respectively, of Schedule I attached hereto (which numbers shall be subject to adjustment pursuant to Section 2 (other than Section 2(d)) of the Existing Warrants as amended hereby).

2.                  Waiver.

(a)               Notwithstanding anything to the contrary in any of the Transaction Documents (as defined in each of the Primary Financing SPA and the Bridge SPA), but subject to the Section 2(b), the securities to be issued by PALI pursuant to an equity investment that is currently contemplated by an existing strategic shareholder of PALI (the "Investor") in PALI on the terms set forth on Schedule II attached hereto (the "Investment") shall be deemed "Excluded Securities" (as defined in the Existing Warrants) under the Transaction Documents (as defined in the Primary Financing SPA and the Bridge SPA). In addition, subject to Section 2(b), PALI shall be permitted to enter into the Investment, without triggering any right to the Holder under Section 4(k) of the Bridge SPA. The waivers granted by the Holder in this Section 2(a) are collectively referred to herein as the "Waiver".

(b)               The Waiver shall only apply if definitive binding agreements with respect to the Investment are duly executed and delivered by PALI and the Investor on or before the thirtieth (30th) day immediately following the Effective Date (the "Waiver Termination Date"). For the avoidance of doubt, the Waiver shall be null and void ab initio if definitive binding agreements with respect to the Investment are duly executed and delivered by PALI and the Investor after the Waiver Termination Date.

3.                  Amendments to the RRA. PALI and the Holder each hereby acknowledges and agrees that, as of the Effective Date:

(a)               Section 1(u) of the RRA is hereby amended and restated, as follows (additions are indicated by bold underline blue font and deletions with strikethrough red font):

""Initial Effectiveness Deadline" means the date which is the earlier of (x) (i) in the event that the Initial Registration Statement is not subject to a full review by the SEC, ~~forty five (45) days after the Final Reset Date~~ September 4, 2021 or (ii) in the event that the Initial Registration Statement is subject to a full review by the SEC, ~~seventy five (75) days after the Final Reset Date~~ October 4, 2021 and (y) the fifth (5th) Business Day after the date the Company is notified (orally or in writing, whichever is earlier) by the SEC that such Initial Registration Statement will not be reviewed or will not be subject to further review; provided, however, that if the Initial Effectiveness Deadline falls on a Saturday, Sunday or other day that the SEC is closed for business, the Initial Effectiveness Deadline shall be extended to the next Business Day on which the SEC is open for business."

(b)               Section 1(v) of the RRA is hereby amended and restated, as follows (additions are indicated by bold underline blue font and deletions with strikethrough red font):

""Initial Filing Deadline" means ~~the date which is ten (10) calendar days after the Final Reset Date~~ July 31, 2021."

(c)               All references in the RRA to (i) "Equity Warrants" and/or "Warrants" shall from and after the Effective Date also include the July Warrants and (ii) "Equity Warrant Shares" and/or "Equity Warrant Shares" shall form and after the Effective Date also include the July Warrant Shares.

4.                  Issuance of July Warrants. On the Effective Date, PALI shall issue and deliver to the Holder July Warrants to initially purchase an aggregate number of shares equal to the number of July Warrant Shares set forth opposite the Holder's name in column (6) of Schedule I attached hereto, which number of shares shall be subject to adjustments as set forth therein.

5.                  Mutual Representations and Warranties. The Holder represents and warrants to PALI, and PALI represents and warrants to the Holder as of the date hereof and as of the Effective Date that: Such Person is an entity duly organized and validly existing under the laws of the jurisdiction of its formation, has the requisite power and authority to execute and deliver this Agreement and to carry out and perform all of its obligations under the terms of this Agreement. This Agreement has been duly executed and delivered on behalf of such Person, and this Agreement constitutes the valid and legally binding obligation of such Person enforceable against such Person in accordance with its terms, except as such enforceability may be limited by general principles of equity or to applicable bankruptcy, insolvency, reorganization, moratorium, liquidation and other similar laws relating to, or affecting generally, the enforcement of applicable creditors' rights and remedies; The execution, delivery and performance by such Person of this Agreement and the consummation by such Person of the transactions contemplated hereby will not (i) result in a violation of the organizational documents of such Person, (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Person is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws) applicable to such Person, except in the case of clause (ii) and (iii) above, for such conflicts, defaults, rights or violations which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Person to perform its obligations hereunder. For purposes of this Agreement, "Person" means an individual, a limited liability company, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof

6.                  Holder Representations and Warranties.

(a)               No Public Sale or Distribution. The Holder is (i) acquiring the July Warrants and (ii) upon exercise of the July Warrants (other than pursuant to a Cashless Exercise (as defined in the July Warrants)) will acquire the July Warrant Shares issuable upon exercise of the July Warrants, for its own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act of 1933, as amended (the "1933 Act"); provided, however, that by making the representations herein, the Holder does not agree to hold any of the July Securities for any minimum or other specific term and reserves the right to dispose of the July Securities at any time in accordance with or pursuant to a registration statement or an exemption under the 1933 Act. The Holder is acquiring the July Securities hereunder in the ordinary course of its business. The Holder does not presently have any agreement or understanding, directly or indirectly, with any Person to distribute any of the July Securities.

(b)               Accredited Investor Status; No Disqualification Events. The Holder is an "accredited investor" as that term is defined in Rule 501(a) of Regulation D. To the extent the Holder is a beneficial owner of 10% or more of Common Stock as of the date hereof or as of the Effective Date, none of (i) the Holder, (ii) any of the Holder's directors, executive officers, other officers that may serve as a director or officer of any company in which it invests, general partners or managing members, or (iii) any beneficial owner of PALI's voting equity securities (in accordance with Rule 506(d) of the 1933 Act) held by the Holder is subject to any of the "Bad Actor" disqualifications described in Rule 506(d)(1)(i) to (viii) under the 1933 Act (a "Disqualification Event"), except for Disqualification Events covered by Rule 506(d)(2) or (d)(3) under the 1933 Act and disclosed reasonably in advance of the Effective Date in writing in reasonable detail to PALI.

(c)               Reliance on Exemptions. The Holder understands that the July Securities are being offered and sold to it in reliance on specific exemptions from the registration requirements of United States federal and state securities laws and that PALI is relying in part upon the truth and accuracy of, and the Holder's compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Holder set forth herein in order to determine the availability of such exemptions and the eligibility of the Holder to acquire the July Securities.

(d)               Information. The Holder and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of PALI and materials relating to the offer and sale of the July Securities that have been requested by the Holder. The Holder and its advisors, if any, have been afforded the opportunity to ask questions of PALI. Neither such inquiries nor any other due diligence investigations conducted by the Holder or its advisors, if any, or its representatives shall modify, amend or affect the Holder's right to rely on PALI's representations and warranties contained herein. The Holder understands that its investment in the July Securities involves a high degree of risk. The Holder has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the July Securities. The Holder acknowledges and agrees that Evolution Venture Partners, LLC (the "Financial Advisor") nor any Affiliate (as defined in Rule 144) of the Financial Advisor has provided the Holder with any information or advice with respect to the July Securities nor is such information or advice necessary or desired.  Neither the Financial Advisor nor any Affiliate has made or makes any representation as to PALI or the quality of the July Securities and the Financial Advisor and any Affiliate may have acquired non-public information with respect to PALI which the Holder agrees need not be provided to it.  In connection with the issuance of the July Securities to the Holder, neither the Financial Advisor nor any of its Affiliates has acted as a financial advisor or fiduciary to the Holder.

(e)               No Governmental Review. The Holder understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the July Securities or the fairness or suitability of the investment in the July Securities nor have such authorities passed upon or endorsed the merits of the offering of the July Securities.

(f)                Transfer or Resale. The Holder understands that except as provided in the RRA as amended hereby: (i) the July Securities have not been and are not being registered under the 1933 Act or any state securities laws, and may not be offered for sale, sold, assigned or transferred unless (A) subsequently registered thereunder, (B) the Holder shall have delivered to PALI an opinion of counsel, in a form reasonably acceptable to PALI, to the effect that such July Securities to be sold, assigned or transferred may be sold, assigned or transferred pursuant to an exemption from such registration, or (C) the Holder provides PALI with reasonable assurance that such July Securities can be sold, assigned or transferred pursuant to Rule 144 or Rule 144A promulgated under the 1933 Act, as amended, (or a successor rule thereto) (collectively, "Rule 144") or to an accredited investor in a private transaction exempt from the registration requirements of the 1933 Act; (ii) any sale of the July Securities made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and further, if Rule 144 is not applicable, any resale of the July Securities under circumstances in which the seller (or the Person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the 1933 Act) may require compliance with some other exemption under the 1933 Act or the rules and regulations of the SEC thereunder; and (iii) neither PALI nor any other Person is under any obligation to register the July Securities under the 1933 Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder. Notwithstanding the foregoing, the July Securities may be pledged in connection with a bona fide margin account or other loan or financing arrangement secured by the July Securities and such pledge of July Securities shall not be deemed to be a transfer, sale or assignment of the July Securities hereunder, and the Holder effecting a pledge of July Securities shall not be required to provide PALI with any notice thereof or otherwise make any delivery to PALI pursuant to this Agreement or any other agreement, including, without limitation, this Section 6(f).

(g)               Legends. The Holder understands that the certificates or other instruments representing the July Warrants and, until such time as the resale or exchange of the July Warrant Shares have been registered under the 1933 Act as contemplated by the RRA, the stock certificates representing the July Securities, except as set forth below, shall bear a restrictive legend in the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

[NEITHER THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE NOR THE SECURITIES INTO WHICH THESE SECURITIES ARE EXERCISABLE HAVE BEEN][THE ISSUANCE AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN] REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL SELECTED BY THE HOLDER, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD OR ELIGIBLE TO BE SOLD (x) PURSUANT TO RULE 144 OR RULE 144A UNDER SAID ACT OR (Y) TO AN ACCREDITED INVESTOR IN A PRIVATE TRANSACTION. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above shall be removed and PALI shall issue a certificate without such legend to the holder of the July Securities upon which it is stamped or issue to such holder by electronic delivery at the applicable balance account at DTC, if (i) such July Securities are registered for resale under the 1933 Act or exchanged for other securities in a transaction registered under the 1933 Act, (ii) in connection with a sale, assignment or other transfer, such holder provides PALI with an opinion of counsel, in a form reasonably acceptable to PALI, to the effect that such sale, assignment or transfer of the July Securities may be made without registration under the applicable requirements of the 1933 Act, or (iii) the July Securities can be sold, assigned or transferred pursuant to Rule 144. PALI shall be responsible for the fees of its Transfer Agent and all DTC fees associated with such issuance. If PALI shall fail for any reason or for no reason to issue to the holder of the July Securities within two (2) Trading Days (as defined in the July Warrants) after the occurrence of any of (i) through (iii) above (the initial date of such occurrence, the "Legend Removal Date" and such failure, a "Legend Removal Failure"), a certificate without such legend to such holder or to issue such July Securities to such holder by electronic delivery at the applicable balance account at DTC, then, in addition to all other remedies available to such holder, PALI shall pay in cash to such holder on each day after the second (2nd) Trading Day after the Legend Removal Date and during such Legend Removal Failure an amount equal to 2.0% of the product of (i) the number of shares represented by such certificate, and (ii) any trading price of the Common Stock selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PALI makes the applicable cash payment, and if on or after such Trading Day the holder purchases (in an open market transaction or otherwise) Common Stock relating to the applicable Legend Removal Failure, then PALI shall, within two (2) Trading Days after the holder's request and in the holder's discretion, either (i) pay cash to the holder in an amount equal to the holder's total purchase price (including brokerage commissions, if any) for the Common Stock so purchased (the "Legend Buy-In Price"), at which point the obligation of PALI to deliver such unlegended July Securities shall terminate, or (ii) promptly honor its obligation to deliver to the holder such unlegended July Securities as provided above and pay cash to the holder in an amount equal to the excess (if any) of the Legend Buy-In Price over the product of (A) such number of shares of Common Stock, times (B) any trading price of the Common Stock selected by the holder in writing as in effect at any time during the period beginning on the applicable Legend Removal Date and ending on the date PALI makes the applicable cash payment. PALI shall be responsible for the fees of its transfer agent and all DTC fees associated with such issuance.

(h)               Acknowledgements. The Holder acknowledges that it is a sophisticated investor engaged in the business of assessing and assuming investment risks with respect to securities, including securities such as the July Warrants and the Common Stock, and further acknowledges that PALI is entering into this Agreement with the Holder in reliance on this acknowledgment and with the Holder’s understanding, acknowledgment and agreement that PALI is privy to non-public information regarding PALI (collectively, the “Non-Public Information”), which Non-Public Information may be material to a reasonable investor, such as the Holder, when making investment disposition decisions, including the decision to enter into this Agreement. The Holder has specifically requested that it not be provided with any such Non-Public Information and the Holder’s decision to enter into this Agreement is being made with full recognition and acknowledgment that PALI is privy to the Non-Public Information, irrespective of whether such Non-Public Information has been provided to Holder. The Holder hereby waives any claim, or potential claim, it has or may have against PALI relating to PALI’s possession of Non-Public Information.

7.                  PALI Representations and Warranties and Covenants.

(a)               Issuance of July Securities. The issuance of the July Warrants are duly authorized and, upon issuance in accordance with the terms of this Agreement, the July Warrants shall be validly issued and free from all preemptive or similar rights (except for those which have been validly waived prior to the date hereof), taxes, liens and charges and other encumbrances with respect to the issue thereof. As of the Effective Date, a number of shares of Common Stock shall have been duly authorized and reserved for issuance which equals the maximum number of shares of Common Stock as shall from time to time be necessary to effect the exercise in full of all of the July Warrants then outstanding without regard to any limitation on exercise set forth therein, (the "Required Reserve Amount") (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events relating to the Common Stock occurring after the date hereof). Upon exercise of the July Warrants in accordance with the July Warrants, the July Warrant Shares when issued will be validly issued, fully paid and nonassessable and free from all preemptive or similar rights, taxes, liens, charges and other encumbrances with respect to the issue thereof, with the holders being entitled to all rights accorded to a holder of Common Stock. Assuming the accuracy of each of the representations and warranties set forth in Section 2 of this Agreement, the offer and issuance by PALI of the July Warrants and the July Warrant Shares is exempt from registration under the 1933 Act.

(a)   No General Solicitation. Neither PALI, nor any of the PALI Subsidiaries or their affiliates, nor any Person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with the offer or sale of the July Securities. As used in this Agreement, "PALI Subsidiaries" means any entity in which PALI, directly or indirectly, owns any of the capital stock or holds an equity or similar interest.

(b)   No Integrated Offering. None of PALI, the PALI Subsidiaries their affiliates, nor any Person acting on their behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of the issuance of any of the July Securities under the 1933 Act, whether through integration with prior offerings or otherwise, or cause this offering of the July Securities to require approval of stockholders of PALI for purposes of the 1933 Act or any applicable stockholder approval provisions, including, without limitation, under the rules and regulations of any exchange or automated quotation system on which any of the securities of PALI are listed or designated for quotation. None of PALI, the PALI Subsidiaries, their affiliates nor any Person acting on their behalf will take any action or steps that would require registration of the issuance of any of the July Securities under the 1933 Act or cause the offering of any of the July Securities to be integrated with other offerings for purposes of any such applicable stockholder approval provisions.

(c)   Application of Takeover Protections; Rights Agreement. PALI and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, interested stockholder, business combination, poison pill (including, without limitation, any distribution under a rights agreement) or other similar anti-takeover provision under its Certificate of Incorporation and its bylaws, or other organizational documents or the laws of the jurisdiction of its formation which is or could become applicable to the Holder as a result of the transactions contemplated by this Agreement, including, without limitation, PALI's issuance of the July Securities and the Holder's ownership of the July Securities. PALI and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any stockholder rights plan or similar arrangement relating to accumulations of beneficial ownership of Common Stock or a change in control of PALI or any of the PALI Subsidiaries.

(d)   Investment Company Status. Neither PALI nor any of the PALI Subsidiaries is, and upon consummation of the sale of the July Securities, and for so long as the Holder holds any July Securities, will not be, an "investment company," an affiliate of an "investment company," a company controlled by an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company" as such terms are defined in the Investment Company Act of 1940, as amended.

(e)   Acknowledgment Regarding Holder's Trading Activity. PALI acknowledges and agrees that (i) the Holder has not been asked to agree, nor has the Holder agreed, to desist from purchasing or selling, long and/or short, securities of PALI, or "derivative" securities based on securities issued by PALI or to hold the July Securities for any specified term; (ii) the Holder, and counter-parties in "derivative" transactions to which any the Holder is a party, directly or indirectly, presently may have a "short" position in the Common Stock and (iii) the Holder shall not be deemed to have any affiliation with or control over any arm's length counter-party in any "derivative" transaction. PALI further understands and acknowledges that (a) the Holder may engage in hedging and/or trading activities at various times during the period that the July Securities are outstanding, including, without limitation, during the periods that the value of the July Warrant Shares are being determined and (b) such hedging and/or trading activities, if any, can reduce the value of the existing stockholders' equity interest in PALI both at and after the time the hedging and/or trading activities are being conducted. PALI acknowledges that such aforementioned hedging and/or trading activities do not constitute a breach of this Agreement, the July Warrants or any of the documents executed in connection herewith.

(f)    Manipulation of Price.  PALI has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result, or that could reasonably be expected to cause or result, in the stabilization or manipulation of the price of any security of PALI to facilitate the sale or resale of any of the July Securities, (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the July Securities, or (iii) paid or agreed to pay to any Person any compensation for soliciting another to purchase any other securities of PALI.

(g)   U.S. Real Property Holding Corporation. Neither PALI nor any of the PALI Subsidiaries is, or has ever been, and so long as any of the July Securities are held by the Holder, shall become, a U.S. real property holding corporation within the meaning of Section 897 of the Internal Revenue Code of 1986, as amended, and PALI and each PALI Subsidiary shall so certify upon the Holder's request.

(h)   Eligibility for Registration. PALI is eligible to register the July Warrant Shares for resale by the Holder using Form S-3 promulgated under the 1933 Act.

(i)     Transfer Taxes.  On the Effective Date, all stock transfer or other taxes (other than income or similar taxes) which are required to be paid in connection with the issuance, sale and transfer of the July Securities to be sold to the Holder hereunder will be, or will have been, fully paid or provided for by PALI, and all laws imposing such taxes will be or will have been complied with.

(j)     Shell Company Status. PALI is not, and has never been, an issuer identified in, or subject to, Rule 144(i)(1) of the 1933 Act.

(k)   No Disqualification Events.  With respect to the July Securities to be offered and sold hereunder, none of PALI, any of its predecessors, any affiliated issuer, any director, executive officer, other officer of PALI participating in the offering hereunder, any beneficial owner of 20% or more of PALI's outstanding voting equity securities, calculated on the basis of voting power, nor any promoter (as that term is defined in Rule 405 under the 1933 Act) connected with PALI in any capacity at the time of sale (each, a "PALI Covered Person" and, together, "PALI Covered Persons") is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3). PALI has exercised reasonable care to determine whether any PALI Covered Person is subject to a Disqualification Event. PALI has complied, to the extent applicable, with its disclosure obligations under Rule 506(e), and has furnished to the Holder a copy of any disclosures provided thereunder.

(l)     Other Covered Persons. PALI is not aware of any Person that has been or will be paid (directly or indirectly) remuneration for solicitation of the Holder or potential purchasers in connection with the sale of any July Securities.

(m) Notice of Disqualification Events. PALI will notify the Holder and the Placement Agent in writing, prior to the Effective Date of (i) any Disqualification Event relating to any PALI Covered Person and (ii) any event that would, with the passage of time, reasonably be expected to become a Disqualification Event relating to any PALI Covered Person.

(n)   Issued and Outstanding Shares. As of the date hereof, PALI has issued and outstanding 11,279,716 shares of Common Stock (which number includes shares issued to the Escrow Agent (as defined in the Primary Financing SPA)).

(o)   Holding Period. PALI hereby acknowledges and agrees that the holding period for the Existing Warrants and Existing Warrant Shares for purposes of Rule 144(d), commenced on April 27, 2021 and, accordingly, as long as the Holder is not an affiliate of PALI at the time of a proposed sale and has not been an affiliate of PALI during the three (3) months preceding such proposed sale, the Existing Warrant Shares may, as of October 27, 2021, be sold pursuant to Rule 144 subject to the requirement for PALI to be in compliance with Rule 144(c)(1).

(p)   Cleansing. PALI hereby agrees to publicly disclose on or before 8:30 a.m., New York City time, on the first Trading Day following the Effective Date, on a Current Report on Form 8-K (and attaching the form of this Agreement and the form of the July Warrants as exhibits to such filing (including all schedules and attachments), the "8-K Filing"), the transactions as contemplated by this Agreement in accordance with applicable laws, rules and regulations. Immediately following the filing of the 8-K Filing, the Holder shall not be in possession of any material, nonpublic information received from PALI, any of its Subsidiaries or any of its respective officers, directors, affiliates, employees or agents, that is not disclosed in the 8-K Filing. In addition, effective upon the filing of the 8-K Filing, PALI acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between PALI, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and the Holder or any of its affiliates, on the other hand, shall terminate and be of no further force or effect. PALI understands and confirms that the Holder and its affiliates will rely on the foregoing representations in effecting transactions in securities of PALI. PALI shall not disclose the name of the Holder or any of its affiliates in the 8-K Filing or in any other filing, announcement, release or otherwise without the prior written consent of the Holder.

8.                  Assignment of Existing Warrants. The Holder shall not sell, assign or transfer any of the Existing Warrants without providing the buyer, assignee or transferee of such Existing Warrants being sold, assigned or transferred with a copy of this Agreement and making such transaction expressly subject to the terms of this Agreement.

9.                  Amendment. Provisions of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of PALI and the Required Holders (as defined in the Warrants and the RRA). Any amendment or waiver effected in accordance with this Section 7 shall be binding upon the Holder and PALI. No such amendment shall be effective to the extent that it applies to less than all of the holders of the Warrants. No consideration shall be offered or paid to any Person to amend or consent to a waiver or modification of any provision of this Agreement unless the same consideration (other than the reimbursement of legal fees) also is offered to all the holders of the Warrants.

10.              Miscellaneous.

(a)               PALI shall reimburse the Holder for its legal fees and expenses in connection with the preparation and negotiation of this Agreement and the July Warrants and transactions contemplated hereby and thereby, by paying any such amount to Schulte Roth & Zabel LLP (the "Holder Counsel Expense") within two (2) Business Days of receiving the invoice of Schulte Roth & Zabel LLP by wire transfer of immediately available funds in accordance with the written instructions of Schulte Roth & Zabel LLP. The Holder Counsel Expense shall be paid by PALI whether or not the transactions contemplated by this Agreement are consummated. Except as otherwise set forth above, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement.

(b)               Except as expressly modified by this Agreement, the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants shall remain in full force and effect in accordance with their terms. This Agreement shall be deemed an amendment to each of the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants and shall become effective as of the Effective Date. The terms of this Agreement amend and modify the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants as if fully set forth in the Primary Financing SPA, the Bridge SPA, the RRA and the Existing Warrants, respectively. As of the date hereof, (i) all references in the RRA to "the Agreement" or "this Agreement" and all references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Registration Rights Agreement" shall refer to the RRA, as modified by this Agreement, (ii) all references in the Primary Financing Warrants to "this Warrant" or the "SPA Warrants" and all references in the Transaction Documents (as defined in the Primary Financing SPA) to "the Warrants" shall refer to the Primary Financing Warrants, as modified by this Agreement and (iii) all references in the Exchange Warrants to "this Warrant" or the "Bridge SPA Warrants" and all references in the Transaction Documents (as defined in the Bridge SPA) to "the Warrants" shall refer to the Exchange Warrants, as modified by this Agreement. If there is any conflict between the terms, conditions and obligations of this Agreement and the Primary Financing SPA, the Bridge SPA, the RRA or the Existing Warrants, this Agreement's terms, conditions and obligations shall control.

(c)               The provisions of this Agreement shall be effective, and shall only be effective, upon (i) receipt by PALI of this Agreement duly executed and delivered by the Holder, which alone represents the Required Holders (as defined in the Warrants and the RRA) and (ii) receipt by the Holder of this Agreement duly executed and delivered by PALI.

(d)               Any notices, consents, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon delivery, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party), (iii) upon delivery, when sent by electronic mail (provided that the sending party does not receive an automated rejection notice); or (iv) one Business Day after deposit with an overnight courier service, in each case properly addressed to the party to receive the same. The addresses, facsimile numbers and e-mail addresses for such communications shall be:

If to PALI:

Palisade Bio, Inc.

5800 Armada Drive, Suite 210

Carlsbad, California 92008

Telephone: 858-704-4900

Attention: Chief Financial Officer

E-mail: info@palisadebio.com

With a copy to:

Cooley LLP

4401 Eastgate Mall

San Diego, CA 92121

Telephone: 858-550-6088

Attention: Karen E. Deschaine, Esq.

E-mail: kdeschaine@cooley.com

If to Legal Counsel:

Schulte Roth & Zabel LLP

919 Third Avenue

New York, New York 10022

Telephone: (212) 756-2000

Facsimile: (212) 593-5955

Attention: Eleazer Klein, Esq.

Email: eleazer.klein@srz.com

If to the Holder, to its address, facsimile number or email address set forth on Schedule I attached hereto, with copies to the Holder's representatives as set forth on Schedule I attached hereto, or to such other address, facsimile number and/or email address to the attention of such other Person as the recipient party has specified by written notice given to each other party five (5) days prior to the effectiveness of such change. Written confirmation of receipt (A) given by the recipient of such notice, consent, waiver or other communication, (B) mechanically or electronically generated by the sender's facsimile machine or e-mail transmission containing the time, date, recipient facsimile number or e-mail address and an image of the first page of such transmission or (C) provided by a courier or overnight courier service shall be rebuttable evidence of personal service, receipt by facsimile or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.

(e)                Failure of any party to exercise any right or remedy under this Agreement or otherwise, or delay by a party in exercising such right or remedy, shall not operate as a waiver thereof.

(f)                All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdictions) that would cause the application of the laws of any jurisdictions other than the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in The City of New York, Borough of Manhattan, for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address for such notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

(g)               If any provision of this Agreement is prohibited by law or otherwise determined to be invalid or unenforceable by a court of competent jurisdiction, the provision that would otherwise be prohibited, invalid or unenforceable shall be deemed amended to apply to the broadest extent that it would be valid and enforceable, and the invalidity or unenforceability of such provision shall not affect the validity of the remaining provisions of this Agreement so long as this Agreement as so modified continues to express, without material change, the original intentions of the parties as to the subject matter hereof and the prohibited nature, invalidity or unenforceability of the provision(s) in question does not substantially impair the respective expectations or reciprocal obligations of the parties or the practical realization of the benefits that would otherwise be conferred upon the parties. The parties will endeavor in good faith negotiations to replace the prohibited, invalid or unenforceable provision(s) with a valid provision(s), the effect of which comes as close as possible to that of the prohibited, invalid or unenforceable provision(s).

(h)               This Agreement, the other Transaction Documents (as defined in the Primary Financing SPA and the Bridge SPA) and the instruments referenced herein and therein constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof, and supersedes in their entirety all prior negotiations and agreements with respect to such subject matter, whether written or oral. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein and therein. This Agreement, the other Transaction Documents and the instruments referenced herein and therein supersede all prior agreements and understandings among the parties hereto with respect to the subject matter hereof and thereof.

(i)                 Subject to the requirements of Section 7, this Agreement shall inure to the benefit of and be binding upon the permitted successors and assigns of each of the parties hereto.

(j)                 The headings in this Agreement are for convenience of reference only and shall not limit or otherwise affect the meaning hereof.

(k)               This Agreement may be executed in identical counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement. This Agreement, once executed by a party, may be delivered via electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(l)                 Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as any other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

(m)             The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rules of strict construction will be applied against any party.

(n)               This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

* * * * * *

[Signature Page Follows]

IN WITNESS WHEREOF, the Holder and PALI have caused their respective signature page to this Waiver and Amendment Agreement to be duly executed as of the date first written above.

COMPANY:
PALISADE BIO, inC. By: /s/ Thomas M. Hallam Name: Thomas M. Hallam Title: CEO

[Signature Page to Waiver and Amendment Agreement]

IN WITNESS WHEREOF, the Holder and PALI have caused their respective signature page to this Waiver and Amendment Agreement to be duly executed as of the date first written above.

HOLDER:
Altium Growth Fund, LP By: /s/ Mark Gottlieb Name: Mark Gottlieb Title: Signatory

[Signature Page to Waiver and Amendment Agreement]

SCHEDULE I

(1)	(2)	(3)	(4)	(5)	(6)	(7)

Holder	Address and Facsimile Number	Number of Primary Financing Warrant Shares	Number of First Exchange Warrant Shares	Number of Second Exchange Warrant Shares	Number of July Warrant Shares	Legal Representative's Address and Facsimile Number
Altium Growth Fund, LP	c/o Altium Capital Management, LP 152 West 57th Street, 20th Floor New York, NY 10019 Attention: Joshua Thomas Telephone: 212-259-8404 E-mail: jthomas@altiumcap.com	5,303,568	429,446	429,446	1,100,000	Schulte Roth & Zabel LLP 919 Third Avenue New York, New York 10022 Attention: Eleazer Klein, Esq. Facsimile: (212) 593-5955 Telephone: (212) 756-2376

Annex I-1

SCHEDULE II

Terms of the Investment

-	Investment size: $3,000,000 - $10,000,000;
-	Security to be Issued: Common Stock and Prefunded warrants to purchase Common Stock to the extent required to comply with the rules and regulations of the Principal Market; and warrants to purchase Common Stock with a warrant coverage of 25%; and
-	Purchase Price of Common Stock (and Prefunded Warrants) and Exercise Price of warrants: Not less than the greater of (i) $3.45 per share (as adjusted for stock splits, stock dividends, recapitalizations, reorganizations, reclassification, combinations, reverse stock splits or other similar events relating to the Common Stock occurring after the date hereof) and (ii) the closing bid price of the Common Stock on the Principal Market immediately prior to the announcement of a definitive agreement for the Investment.

Annex I-1

Exhibit A

Form of July Warrant

Annex I-1